EXHIBIT 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Headgate Partners LLC
(408) 986-9888	(530) 274-0551
INTEVAC ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS
Profitable Quarter Exceeding Expectations
Santa Clara, Calif.—April 28, 2008—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter ended March 29, 2008.
Net income for the quarter was $1.6 million, or $0.07 per diluted share, on 22.1 million weighted-average shares outstanding. Net income included $1.6 million of pre-tax stock-based compensation expense, equivalent to $0.04 per diluted share. First quarter earnings included a $1.3 million net tax benefit, equivalent to $0.06 per diluted share. For the first quarter of 2007, net income was $9.8 million, or $0.44 per diluted share, on 22.2 million weighted average shares outstanding, which included $1.4 million of pre-tax stock-based compensation expense, equivalent to $0.04 per diluted share.
Revenues for the quarter were $33.2 million, including $27.0 million of Equipment revenues and record Imaging revenues of $6.2 million. Equipment revenues consisted of two 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares, consumables and service. Imaging revenues consisted of $4.1 million of research and development contracts and a record $2.1 million of product sales. In the first quarter of 2007, revenues were $76.4 million, including $72.5 million of Equipment revenues and $3.9 million of Imaging revenues, which included $1.1 million of product sales.
Equipment gross margins grew to 47.1%, from 43.3% in the first quarter of 2007, primarily due to the high proportion of technology upgrades and spares relative to system sales. Imaging gross margins increased to 42.0%, from 36.6% in the first quarter of 2007, primarily as a result of securing higher-margin development contracts and an increased percentage of revenue derived from higher-margin product shipments. Consolidated gross margins improved to 46.2%, from 42.9% in the first quarter of 2007.
Operating expenses for the quarter totaled $16.5 million, or 50% of revenues, versus $19.7 million, or 26% of revenues, in the first quarter of 2007. Total operating expenses decreased versus the first quarter of 2007 as a result of lower R&D expenditures and legal costs as well as overall cost-reduction initiatives.
Order backlog totaled $43.5 million on March 29, 2008, compared to $34.2 million on December 31, 2007 and $92.8 million on March 31, 2007. Backlog at quarter end includes seven 200 Lean® systems, compared to two on December 31, 2007 and fourteen on March 31, 2007.
“In this challenging business environment, we delivered strong results for the first quarter. We increased our backlog for 200 Leans® from two to seven systems and announced orders for our first 200 Lean® Gen II systems,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “Imaging continues to grow and achieve record revenues for the business. We continue to work to fully integrate Creative Display Systems and expect this acquisition to be accretive to our Imaging Instrumentation business within a year.”

Conference Call Information
The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PT (4:30 p.m. ET). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. ET. You may access the playback by calling (800) 642-1687, or for international callers (706) 645-9291, and providing conference ID 41854048.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment Products and Imaging Instrumentation.
Equipment Products: Intevac is a leader in the design, manufacture and marketing of high-productivity “lean” manufacturing systems and has been producing “Lean Thinking” platforms since 1994. We are the leading supplier of magnetic media sputtering equipment to the hard disk drive industry and offer leading-edge, high-productivity etch systems to the semiconductor industry.
Imaging Instrumentation: Intevac is a leader in the development of compact, cost-effective, high-sensitivity digital-optical products for the capture and display of low-light images and the optical analysis of materials. We provide sensors, cameras and systems for commercial applications in the inspection, medical, scientific and security industries, and for government applications such as night vision and long-range target identification.
For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.
200 Lean® is a registered trademark of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to; expected revenue growth of its products, success of the CDS acquisition and management of the Company’s operating expenses. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: failure to increase Imaging Instrumentation revenues, manage operating expenses or introduce new products, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended
	Mar. 29,	March 31,
	2008	2007

	(Unaudited)	(Unaudited)
Net revenues
Equipment	$26,973	$72,446
Imaging	6,202	3,928

Total net revenues	33,175	76,374

Gross profit	15,311	32,782
Gross margin
Equipment	47.1%	43.3%
Imaging	42.0%	36.6%

Consolidated	46.2%	42.9%
Operating expenses
Research and development	9,388	12,192
Selling, general and administrative	7,064	7,513

Total operating expenses	16,452	19,705
Operating income (loss)
Equipment	496	14,989
Imaging	(821)	(1,600)
Corporate	(816)	(312)

Total operating income (loss)	(1,141)	13,077

Other income	1,411	1,320

Income before income taxes	270	14,397
Provision for (benefit from) income taxes	(1,293)	4,552

Net income	$1,563	$9,845

Income per share
Basic	$0.07	$0.46
Diluted	$0.07	$0.44
Weighted average common shares outstanding
Basic	21,647	21,293
Diluted	22,053	22,188
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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar. 29,	Dec. 31,
	2008	2007

	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short term investments	$46,163	$138,658
Accounts receivable, net	22,831	14,142
Inventories	22,203	22,133
Deferred tax assets	4,450	3,609
Prepaid expenses and other current assets	3,266	4,162

Total current assets	98,913	182,704

Long term investments	78,788	2,009
Property, plant and equipment, net	15,604	15,402
Deferred tax assets	4,614	3,740
Goodwill	7,905	7,905
Other long-term assets	3,417	3,653

Total assets	$209,241	$215,413

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Notes payable	$1,929	$1,992
Accounts payable	6,825	7,678
Accrued payroll and related liabilities	3,478	8,610
Other accrued liabilities	5,185	5,454
Customer advances	3,910	4,340

Total current liabilities	21,327	28,074

Other long-term liabilities	190	2,176
Shareholders’ equity
Common stock ($0.001 par value)	22	22
Paid in capital	122,389	120,056
Accumulated other comprehensive income (loss)	(764)	571
Retained earnings	66,077	64,514

Total shareholders’ equity	187,724	185,163

Total liabilities and shareholders’ equity	$209,241	$215,413

Note: Amounts as of December 31, 2007 are derived from the December 31, 2007 audited consolidated financial statements.
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SUPPLEMENTAL INFORMATION REGARDING IMPACT OF THE ADOPTION OF SFAS 123(R)
The effect of recording stock-based compensation for the three-month periods ended March 29, 2008 and March 31, 2007 were as follows (in thousands, except per share amounts):

	Three Months Ended
	Mar. 29,	Mar. 31
	2008	2007
	(Unaudited)	(Unaudited)
Stock-based compensation by type of award:
Stock options	$1,325	$1,145
Employee Stock Purchase Plan	202	213
Amounts (capitalized to) charged from inventory	69	(4)

Total stock-based compensation	1,596	1,354
Tax effect on stock-based compensation	626	428

Net effect on net income	$970	$926

Effect on earnings per share:
Basic	$0.04	$0.04
Diluted	$0.04	$0.04
Approximately $69,000 of stock-based compensation was charged to cost of sales during the three-months ending March 29, 2008 and $4,000 of stock-based compensation was capitalized to inventory during the three-months ending March 31, 2007.